Exhibit 99.2

Vitamin Shoppe Announces Intention to Redeem Senior Notes

North Bergen, NJ (December 22, 2009) — Vitamin Shoppe Industries Inc. (the “Company”), a subsidiary of Vitamin Shoppe, Inc. (NYSE: VSI), announced its intention to redeem (the “Redemption”) $20 million aggregate principal amount of its outstanding Second Priority Senior Secured Floating Rate Notes due 2012 (the “Notes”), as permitted by the terms of the indenture governing the Notes. The Company intends to consummate the redemption on January 20, 2010 (the “Redemption Date”).

The Company will redeem Notes held by noteholders on a pro rata basis. Under the terms of the Redemption, holders of the Notes will receive $1,000 per $1,000 principal amount of Notes redeemed, plus accrued and unpaid interest to, but not including, the Redemption Date.

Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company.

Cautionary Note Regarding Forward-Looking Statements

Certain statements herein are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2008 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

About Vitamin Shoppe, Inc.

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under Vitamin Shoppe, BodyTech, and MD Select proprietary brands.

Investor Contact:

Michael Archbold

Chief Financial Officer

201-624–3611

ir@vitaminshoppe.com

Or:

Ian Lee

Solebury Communications Group

203-428-3215

ilee@soleburycomm.com

Media Contact:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com